                                                                     EXHIBIT 4.4

 THIS COMMON SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS OR ANY OTHER APPLICABLE SECURITIES LAWS
 AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION. THIS CERTIFICATE IS NOT TRANSFERABLE EXCEPT IN COMPLIANCE WITH APPLICABLE LAW AND SECTION 5.11 OF THE TRUST AGREEMENT. THE
HOLDER OF THE COMMON SECURITIES REPRESENTED BY THIS CERTIFICATE AGREES TO TREAT
   THE TRUST AS A GRANTOR TRUST FOR UNITED STATES FEDERAL, STATE AND LOCAL TAX PURPOSES, AND TO TREAT THE TRUST SECURITIES (INCLUDING ALL PAYMENTS AND PROCEEDS
    WITH RESPECT TO SUCH TRUST SECURITIES) AS UNDIVIDED BENEFICIAL OWNERSHIP
      INTERESTS IN THE TRUST PROPERTY (AND PAYMENTS AND PROCEEDS THEREFROM, RESPECTIVELY) FOR UNITED STATES FEDERAL, STATE AND LOCAL TAX PURPOSES AND TO
   TREAT THE NOTES AS INDEBTEDNESS OF THE DEPOSITOR FOR UNITED STATES FEDERAL,
                          STATE AND LOCAL TAX PURPOSES.

CERTIFICATE NUMBER                                   NUMBER OF COMMON SECURITIES
------------------                                   ---------------------------
        C-1                                                      620

                                    FORM OF
                    CERTIFICATE EVIDENCING COMMON SECURITIES
                                       OF
                               NP CAPITAL TRUST I
                         FLOATING RATE COMMON SECURITIES
                 (LIQUIDATION AMOUNT $1,000 PER COMMON SECURITY)

NP Capital Trust I, a statutory trust created under the laws of the State of Delaware (the "Trust"), hereby certifies that North Pointe Holdings Corporation, a Michigan corporation (the "Holder") is the registered owner of Six Hundred Twenty (620) common securities of the Trust representing undivided common beneficial interests in the assets of the Trust and designated the NP Capital Trust I Floating Rate Common Securities (liquidation amount $1,000 per Common Security) (the "Common Securities"). Except in accordance with Section 5.11 of the Trust Agreement (as defined below), the Common Securities are not transferable and, to the fullest extent permitted by law, any attempted transfer hereof other than in accordance therewith shall be void. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Common Securities are set forth in, and this certificate and the Common Securities represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Amended and Restated Trust Agreement of the Trust, dated as of February 22, 2006 as the same may be amended from time to time (the "Trust Agreement"), among the Holder, as Depositor, LaSalle Bank National Association, as Property Trustee, Christiana Bank & Trust Company, as Delaware Trustee, the Administrative Trustees named therein and the Holders, from time to time, of Trust Securities. The Trust will furnish a copy of the Trust Agreement to the Holder without charge upon written request to the Trust at its principal place of business or registered office.

Upon receipt of this certificate, the Holder is bound by the Trust Agreement and is entitled to the benefits thereunder.

This Common Securities Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

Terms used but not defined herein have the meanings set forth in the Trust Agreement.

IN WITNESS WHEREOF, one of the Administrative Trustees of the Trust has executed on behalf of the Trust this certificate this __ day of February, 2006.

                                        NP CAPITAL TRUST I


                                        By:
                                            ------------------------------------
                                        Name: John Berry
                                              Administrative Trustee